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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

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[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                                  CATUITY INC.
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                (Name of Registrant as Specified In Its Charter)

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SEC 1913 (02-02)

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The letter and FAQ document that follow will be mailed to shareholders on or around October 14, 2004.

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Tuesday, October 12, 2003


To Our Shareholders,


Please plan to join us next week to learn why the Board of Directors is asking for you to approve the share consolidation proposal on the November 1, 2004 proxy. The Company's new President and CEO, John Racine, is hosting two open informational meetings to address your questions. He will also detail a step-by-step plan to generate revenue through a niche-market sales strategy that will allow Catuity to create the nucleus of a new Company that will be re-capitalized in the first quarter.

Those meetings will be held in the Sydney office of Catuity at Level 4, 68-72 Ballarat House, Wentworth Avenue in Surry Hills on:

WEDNESDAY, OCTOBER 20, 2004               THURSDAY, OCTOBER 21, 2004
AT 11 A.M. (TUESDAY, OCTOBER 19           AT 9:30 A.M. (WEDNESDAY, OCTOBER 20 at
9:00 P.M. EDT IN THE U.S.)                AT 7:30 P.M. EDT IN THE U.S.)

If you cannot attend in person, we encourage you, or your trusted advisor, to participate by calling in toll-free at:

                           1800-002-092    IN AUSTRALIA
                           1-877-232-0923  IN THE U.S.

In advance of the meeting, please review the following five pages of answers to the most commonly asked questions relating to this share consolidation proposal. Mr. Racine will also make a detail presentation on the state of the Company and its plan through 2005.

Because a majority of all of Catuity's outstanding shares must approve this proposal, we encourage you to vote FOR the share consolidation proposal. Every vote counts.


/s/ Duncan Mount                                   /s/ John Racine
Duncan Mount                                       John Racine
Chairman of the Board                              President, CEO and Director




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             WHAT YOU NEED TO KNOW ABOUT THE NOVEMBER 1 PROXY BALLOT

We are asking our shareholders to approve a share consolidation of our shares at the November 1, 2004 special shareholders meeting. The following is designed to answer frequently asked questions so that shareholders can make an informed decision. The Board of Directors is supporting the resolution and strongly encourages all shareholders to read the proxy and related materials, and to vote IN FAVOUR of the proposal so that we can keep our valuable listing on the Nasdaq SmallCap Market.

We encourage you to participate -- either in person or by phone -- in the scheduled meetings to get answers your questions about the ballot and to understand the Company's plan. If there are questions that you or your advisors have, please do not hesitate to contact Catuity directly at 313.567.4348. Questions can also be directed by email to either President and Chief Executive Officer John Racine at racine@catuity.com or Chief Financial Officer Jack Lowry at jackl@catuity.com.

WHY ARE SHAREHOLDERS BEING ASKED TO APPROVE THE SHARE CONSOLIDATION, COMMONLY REFERRED TO AS A REVERSE STOCK SPLIT?

Following the loss of Catuity's major customer earlier this year, our share price declined to below $1. On May 7, 2004, Nasdaq notified the Company that it was trading below Nasdaq's minimum $1 per share bid price. The Company has until November 3, 2004 to remedy the situation or face a de-listing from the Nasdaq Small Cap Market. The Board of Directors of Catuity Inc. has chosen the safest and least expensive option -- a share consolidation, also known as a reverse stock split -- to bring the Company into compliance.

WHAT IS A SHARE CONSOLIDATION? HOW DOES IT AFFECT MY SHAREHOLDINGS? WHAT ABOUT FRACTIONAL SHARES?

A share consolidation is a common means in the U.S. to increase share-trading price, though it is somewhat unusual in Australia. In its simplest form, a share consolidation is a combination of existing shares into a fewer number of shares. Normally, the aggregate value and percentages stay the same, with the price per share adjusting by the split factor. We are asking shareholders to authorize the reverse split as a way to increase our share price to comply with Nasdaq listing rules. The effect will be that your total number of shares outstanding will be reduced, while the total value of your holdings immediately following the reverse split will be unchanged. After a 1-for-10 share consolidation for instance, a current holder of 500 shares would have 50 shares. If the price prior to the reverse split were US$0.30 per share, we would anticipate an initial post-split market price of US$3.00 per share. So, the shareholder in this example would have had 500 shares at US$0.30 (total value US$150) pre-split, and 50 shares at US$3.00 (total value US$150) post-split.

If a shareholder held a number of shares not evenly divided by the split factor, then the "fractional shares" resulting from this combination would be cashed out at the closing price of our common stock on the trading day immediately before the effective date of the reverse split. For example, if a shareholder held 509 shares before the 1-for-10 split in the above example, then the shareholder would have 50


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shares and would receive cash for the 9 old shares not converted (rather than receiving 50.9 new shares). The Company estimates that the total cash cost to the Company to pay for fractional shares would not exceed approximately US $17,000.

WILL THE FUTURE VALUE OF MY SHARES BE AFFECTED?

Of course any share price is always difficult to forecast. Normally, the immediate effect of a split is to reduce the number of shares and increase the per-share trading price, by the split factor. So, a 1-for-10 reverse split will normally result in 1/10th the number of shares, each now trading at 10 times the pre-split market price. The Future trading price will be a function of the many factors that normally affect a stock's price. The Board is encouraging shareholders to meet the new CEO to learn more about the Company's plans and to make an informed and independent judgment about the new, more focused direction of the Company. The Directors, who are among the Company's largest shareholders, intend to vote their shares in favour of the proposal as a reflection of their confidence in the ability of the new management team to reverse the Company's declining stock price.

WHAT, IF ANY, TAX CONSEQUENCES WILL RESULT FROM A SHARE CONSOLIDATION?

The tax consequences are different for our U.S. shareholders than for our Australian shareholders. Generally, U.S. shareholders will have a taxable event on any cash they receive in payment for fractional shares. Because our shares are currently trading at or near their all time low, we would expect that if U.S. shareholders experience a taxable event, they are likely to incur a capital loss on only those fractional shares that will be repurchased by the Company. Australian shareholders, on the other hand, will have a taxable event as a deemed disposition of all of their shares. Depending on their cost basis, the event will trigger either capital gain or loss. Again, because of our current low market value, Australian shareholders will most likely experience a capital loss for tax purposes on all shares held.

Each shareholder is encouraged to review his or her individual tax situation with his or her trusted advisor to determine the specific impact. In an opinion letter dated Sept. 21, 2004, the Company's auditor, Ernst & Young, provided an overview of the possible implications for Australian-resident shareholders. We encourage each shareholder to read the opinion. This can be found beginning on page seven of the proxy that was recently mailed to shareholders.

I'M WORRIED THAT THE SHARE PRICE MAY DROP AFTER THE REVERSE SPLIT. WHAT IS THE COMPANY'S PLAN TO KEEP THE PRICE FROM DECLINING AFTER THE REVERSE SPLIT?

As we noted above, normally the immediate impact of a reverse split is for the per-share price to rise by the split factor. It is also relatively common for the stock price to drop slightly, or increase slightly, immediately after this adjustment, as a market reaction to the event. After that immediate reaction, the market price will be determined by all the factors that normally affect any stock's price. Catuity is committed to supporting the "post-reverse" share price by conducting new investor meetings with analysts, brokers and fund managers in both the U.S. and Australia, to do our best to increase market awareness of our Company and our plans. In the U.S. this is commonly referred to as a "road show". These efforts often bring in new



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investors to purchase shares that normally will support both share price and value. As part of our efforts, the new CEO will detail specific steps that will be taken to create a focused Company in 2005.

BUT MY SHARES TRADE ON THE AUSTRALIAN STOCK EXCHANGE, WHY SHOULD I CARE IF CATUITY IS DE-LISTED BY NASDAQ?

We believe that Catuity's share price will be negatively affected in both the U.S. and on the ASX if we are de-listed by Nasdaq.

The Board of Directors and the Management team believes that the loss of the Nasdaq listing would hurt the Company by:

Increasing downward pressure on the share price and further limit liquidity for the shares in the both the U.S. and Australia
Eliminating the possibility of attracting U.S. Institutional holders in future capital raises
Reducing the likelihood of being able to utilize mergers and acquisitions as a tool for growth and sustainability
Damaging Catuity's credibility with North American customers and prospects

WHY HASN'T THE RATIO OR THE DATE OF THE REVERSE SPLIT BEEN FIRMLY SET ALREADY?

The proposal that you will be voting on at the November 1st meeting will grant the Board of Directors the authority to effect a share consolidation at either: one-for-ten; one-for-fifteen; or one-for-twenty, at any time prior to March 31, 2005. We believe that approval of this discretion to the Board, rather than approval of an immediate stock split of a specified ratio, provides the Board with maximum flexibility to react to current market conditions and to therefore act in the best interests of the Company and our shareholders

WHY DO I NEED TO MAIL IN MY PROXY BY OCTOBER 27? CAN'T I ATTEND THE MEETING AND VOTE?

The vast majority of our Australian shareholders hold their shares as Chess Depositary Interests (CDI's). As such, under Australian law, the holder of CDI's must vote via the proxy form they receive in the mail. They may attend the special meeting of shareholders, but may not vote their shares at the meeting. For CDI holders, the proxy form marked with your voting instructions, must be received by Computershare, Catuity's share registry, more than 48 hours before the start of the shareholder meeting.

Similarly, in the United States, shareholders who hold their shares through their broker (often referred to as being in street name), can only vote by completing and mailing in their proxy to Computershare. The proxy with your voting instructions must also be received by Computershare 48 or more hours before the start of the shareholder meeting.




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WHAT HAPPENS IF THE VOTE FALLS SHORT ON NOVEMBER 1?

As early as November 3, the Company would be notified by Nasdaq that its shares are to be de-listed. The U.S. shares would likely be quoted on the Nasdaq OTC Bulletin Board ("OTCBB"). The OTCBB is a regulated quotation service for market makers, not a stock market or exchange. The Company believes that trading on the Bulletin Board would penalize all shareholders because the Bulletin Board is very illiquid and does not support the Company's plan to raise capital in 2005 in the U.S. markets where its business opportunities are significantly greater than in Australia.

WHY IS A NASDAQ LISTING VALUABLE?

The Board of Directors believes that the Company can reverse course and that its Nasdaq listing is an essential component of the turnaround. As our financial performance improves, our Nasdaq listing will facilitate the Company's efforts to raise cost effective capital in the U.S. and enable a growing Catuity to use its U.S. shares for mergers and acquisitions. Our recent conversations with potential merger candidates have affirmed the value of the listing. The Company would also point out that a listing on the Nasdaq National Market is very difficult to obtain and even tougher to regain if Catuity were to be de-listed. In 1999, Catuity invested approximately US $1.3 million to relocate its corporate structure from Australia to the U.S. Additional one-time costs were also incurred in 2000 to secure the Nasdaq listing as part of its strategy to expand beyond Australia. Those funds can never be recovered, but the long-term value of that investment would be lost for our shareholders if the Company were de-listed.

HOW WOULD A DE-LISTING AFFECT THE BUSINESS OF CATUITY?

The Company believes that our existing and prospective customers and potential investors would view the Nasdaq de-listing negatively. Potential investors are likely to shun a Company traded on the OTCBB, which would further depress our share price and ultimately increase our cost of capital. Additionally, the Company's value as a merger partner could be greatly limited. Recent discussions have identified many, larger private companies who are attracted to the Company, in part, because of its valuable Nasdaq listing. Those opportunities would likely be lost if the Company were de-listed. Lastly, the Company believes that a de-listing could make potential customers -- retailers and financial processors -- more reluctant to do business with Catuity because of concerns about our viability. This would hurt our new, focused sales effort and would limit, in the near term, our ability to generate the sales that will lift our share price.

WOULD THE COMPANY SAVE MONEY BY BEING DE-LISTED?

The Company estimates that the only outside cost savings would be US $21,500 in annual, minimum listing fees paid to Nasdaq. The Company will still need to engage securities counsel and independent auditors to maintain it's listing on the ASX. Catuity will also be required to continue to meet all U.S. Securities and Exchange Commission rules, regulations and filings as long as it has more than 300 shareholders. As a result, there is little cost to be saved (e.g. in staff, management, financial printing, legal, audit, etc...) as a result of a de-listing.


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WHAT IS DIFFERENT ABOUT THE COMPANY SINCE THE MAY 13 SHAREHOLDERS MEETING?

- NEW MANAGEMENT AND ADDITIONAL BOARD STRENGTH WITH THE PROVEN EXPERIENCE in bringing U.S. companies to profitability and market leadership positions. The September 28, 2004 announcement provided an overview of their past successes.

- A FOCUSED SALES PLAN WHICH TARGETS AN EXISTING MARKET for loyalty processing and POS solutions for retailers with 25-250 stores, and their partners, including merchant services companies. These clients have existing budgets and have demonstrated that they are buying solutions. In the past, the Company pursued large credit card issuers and was selling a loyalty technology that was dependent on an emerging market.

- THE CONTINUED TIGHT CONTROLS THROUGH A RESTRUCTURING OF OUR PEOPLE AND OUR PROCESSES. Costs have been cut another 20% since the annual meeting and continue to manage expenses very tightly with a new round of cuts to be finalized in November.

- A REALISTIC, STEP-BY-STEP ACTION PLAN that ...
  |X| Emphasizes a niche-market sales strategy focused on middle market retailers that are largely owner operated
  |X| Leverages our ability to deliver either software or a new hosted ASP version of our loyalty technology and/or our gift card solution
  |X| Creates the nucleus of a new Company in 2005 through smart mergers that would have at least break-even financial results in the first year
  |X| Enables the new Catuity to raise a net US$3 million to US$5 million in new capital

CEO John Racine will provide a detailed overview of our strategy in the scheduled meetings. We strongly encourage you to take part in the update of the turnaround plan for our Company. See the cover letter of this overview or the Company's website at www.catuity.com, for more details on how to participate

In conjunction with the provisions of the "Safe Harbor" section to the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the US Securities & Exchange Commission.

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